Verona Pharma, Inc. E-mail: info@veronapharma.com  Website: www.veronapharma.com EXECUTION COPY May 1, 2017 Armi Desiree Elisabeth Luthman 306 Windy Run Road Doylestown, Pennsylvania 18901 USA Re: Offer of Employment Dear Desiree: On behalf of Verona Pharma, Inc. (the “Company” or “Verona Pharma”), I am pleased to offer you the position of Vice President, Regulatory Affairs. This offer letter agreement (the “Agreement”) sets forth the terms of employment the Company is offering you. If you accept this offer, we anticipate that your first day of employment will be mid-June 2017 (“Commencement Date”). 1. DUTIES. As the Company’s Vice President, Regulatory Affairs, you will be responsible for the development and implementation of regulatory strategy, and prepare, coordinate, manage and maintain regulatory submissions in accordance with applicable regulations by FDA, EMA and select countries; provide regulatory review of key documents; interface with external regulatory groups and act as liaison between Regulatory Affairs and other functional areas; represent Regulatory Affairs in cross-functional team meetings; author and review standard operating procedures (SOPs) in area of expertise; ensure SOPs are in compliance with current regulatory requirements and provide regulatory support for corporate quality assurance efforts. You will also participate in the oversight of the currently outsourced pharmacovigilance function and perform the other duties associated with this position. You will report to the Chief Executive Officer (the “Manager”) of Verona Pharma plc, the Company’s parent company (the “Parent”). You will perform your services at the Company’s office in White Plains, New York and will attend such office on average not less than two full days per week. In the event that the Company asks you to relocate, the Company will reimburse your relocation expenses on terms to be mutually agreed upon prior to the relocation. You shall devote your full time and attention to the business affairs of the Company. 2. BASE SALARY. You will receive an annual base salary of $265,000 for all hours worked, less payroll deductions and withholdings, earned and payable in substantially equal installments in accordance with the Company’s payroll policy from time to time in effect.

2 3. BONUS. You will be eligible to participate in the Company’s annual bonus plan, with a target bonus of 25% of your base salary, subject to the terms of such plan and on such other terms and conditions as may be determined by the Company. You must be employed on the date of payment of the bonus in order to be eligible for the bonus. 4. STOCK OPTIONS. Subject to the approval of the board of directors of the Parent, and as soon as reasonably practicable after the Commencement Date having regard to the Parent’s Share Dealing Policy, you will be granted, pursuant to, and subject to, Parent’s equity incentive plan, an option to subscribe for a total of 20,000 American Depositary Shares in the capital of Parent (the “Stock Option”). The definitive terms of the Stock Option will be governed by the equity incentive plan, which requires, as a condition of the grant, that you enter into a written option agreement, which will contain the definitive terms of the Stock Option. The Stock Option shall vest in equal proportions over three years from the date of grant, or earlier in the event of a change in control of Parent (as defined in the equity incentive plan or option agreement), in each case subject to your continued employment through such date or such change in control. 5. BENEFITS. You will be entitled to participate in the Company’s 401(k) plan and healthcare plan generally available from time to time to employees of the Company, subject to the terms of such plans. In addition, the Company will procure short-term disability insurance for you in accordance with New York state law. You will be entitled to four (4) weeks of paid time off per year, earned and accrued on a pro rata basis throughout the year, provided that except with the prior written approval of the Manager, you may carry over five days of accrued but unused time into the first quarter of the subsequent year. You will not be paid for any accrued but unused time upon termination of employment. 6. EXPENSES. You shall be entitled to reimbursement for all ordinary and reasonable out- of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business and in accordance with the standard policies of the Company and Parent, provided that you produce to the Company such evidence of actual payment as the Company may require. 7. SEVERANCE BENEFITS. (a) Termination By The Company Without Cause or Termination by the Employee for Good Reason. If this Agreement is terminated by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below), and if you sign an agreement acceptable to the Company that (i) waives any rights you may otherwise have against the Company and Parent, (ii) releases the Company and Parent from any actions, suits, claims, proceedings and demands you may have relating to the period of your employment with the Company and/or the termination of your employment, and (iii) contains certain other obligations which will be set forth at the time of the termination, the Company shall provide you with the following severance benefits: (1) continuation of your base salary less payroll deductions and withholding for a period of eight (8) weeks; (2) continued payment, or reimbursement, as the case may be, of your COBRA premiums at the rate in effect upon termination for a period of eight (8) weeks; and (3) a pro-rated portion of the annual bonus you otherwise would have earned for the year in which termination occurs, if any, based upon actual performance for such year.

3 (b) Termination By The Company With Cause, By Reason of Death or Disability or By Resignation. If this Agreement is terminated by the Company at any time with Cause, by reason of your death or disability, or if you terminate your employment with the Company under this Agreement, you shall not be entitled to any severance pay, severance benefits, accelerated vesting or any compensation or benefits from the Company whatsoever. (c) Definitions: A. Cause. “Cause” for purposes of this Agreement shall mean if you: (1) shall have committed any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (2) shall have committed intentional acts that materially impair the goodwill or business of the Company or Parent or cause material damage to Company’s or Parent’s property, goodwill, or business; (3) shall have refused to, or willfully failed to, perform your material duties hereunder; or (4) shall have violated any written policies or procedures of the Company or Parent. B. Good Reason. “Good Reason” for purposes of this Agreement shall mean if (i) the Company moves or relocates the Employee and the Employee is unable to achieve on reasonable terms approximately equivalent living circumstances to his situation in the New York metropolitan area, (ii) the Employee is demoted or assigned duties of less seniority than his duties under this Agreement, or (iii) the Company decreases by 15% or more the Employee’s base salary and target bonus under this Agreement. In order for the Employee to terminate his Employment for “Good Reason” under this paragraph, immediately after becoming aware of the breach or other event giving rise to the Employee’s right to terminate, the Employee must have provided the Company with written notice of his right to terminate pursuant to this paragraph and the Company must have failed to cure the breach or other event so specified, if curable, within thirty days after receiving such notice. C. Release Requirement and Timing of Severance Payments. In order to receive the severance benefits under paragraph (a) above, as applicable, you must sign and tender the release as described above not later than sixty (60) days following your last day of employment, or such earlier date as required by the Company, and if you fail or refuse to do so, you shall forfeit the right to such termination compensation as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), they shall begin on the first pay period following the date that is sixty (60) days after your employment terminates and shall otherwise begin on the first pay period after the release becomes effective (with the initial salary continuation payment to include any unpaid salary continuation payments from the date your employment terminated), subject to your executing and tendering the release on the terms as set forth in the immediately preceding sentence. The pro-rated bonus, if any, shall be paid when such bonus would have been paid absent the termination of your employment and in all cases in the calendar year following the fiscal year to which the bonus relates. 8. COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT. As an employee of the Company, you will be expected to abide by all of the applicable policies and procedures of the Company and Parent. As a condition of your employment, you agree to sign and to abide by the terms of a Protective Agreement with the Company, which is attached hereto as Exhibit A.

4 9. NEW YORK WAGE THEFT PREVENTION ACT NOTICE. Attached as Exhibit B a notice containing certain information regarding your pay as required by the New York Wage Theft Prevention Act. 10. AT-WILL EMPLOYMENT. As an employee of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Your at-will employment relationship with the Company cannot be changed except in writing signed by the Manager. 11. ENTIRE AGREEMENT. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. If you enter into this Agreement, you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and the CEO. 12. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York. 13. DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in New York, New York, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing) (b) to interpret or enforce the Protective Agreement (which shall not be covered by the dispute resolutions contained in this paragraph), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear his, her or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.

5 14. SECTION 409A. You and the Company intend that the payments and benefits provided for in this letter either be exempt from Section 409A of the Code, or be provided for in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 14. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 7 above shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if you are a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Section 7 above shall be delayed for a period of six (6) months following your separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. In addition, (i) in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit and (ii) reimbursement requests must be timely submitted by you and, if timely submitted, reimbursement payments shall be promptly made to you following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. The reimbursement provisions in this Section 14 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to you. 15. AUTHORIZATION TO WORK AND BACKGROUND CHECK. Your employment with the Company is contingent upon satisfactory results from any pre-employment background checks that we may deem necessary, including, but not limited to, a credit check, criminal background check, drug screening and confirmation of your legal authorization to work in the United States. Our offer is also contingent upon you not being subject to any limitation, obligation or agreement, whether imposed by contract, statute or otherwise, that would preclude your employment by the Company or in any way restrict your ability to perform your duties as an employee. If you have provided the Company with any false information with respect to your employment history, educational background or other credentials, the offer of employment contained herein shall be withdrawn or, if you have already been hired, your employment shall be immediately terminated. If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me no later than May 15, 2017.

6 We look forward to your favorable reply, and to a productive and enjoyable work relationship. Very truly yours, Verona Pharma, Inc. ____________________________________ Name: Jan-Anders Karlsson Position: Director Accepted and Agreed to by: ____________________________________ Employee Name: Armi Desiree Elisabeth Luthman Date: __________________

Exhibit A Protective Agreement (attached)

Exhibit B New York Wage Theft Prevention Act Notice (attached)